ARTICLES OF INCORPORATION OF  GELT ENTERPRISES,  INC. .
FIRST. The


SECOND. The registered agent in the State of Nevada is:


                  Brandi Flinders
                  2222 South Street
                  Pioche Hwy.
                  P.O. Box 150345
                  East Ely, Nevada 89315


               THIRD. The purpose for which this corporation is to transact any lawful business, or to promote or conduct any legitimate object or purpose, under and subject to the laws of the State of Nevada.

               FOURTH. The stock of the corporation will be issued as one class of common stock in the amount of twenty-five million (25,000,000) shares having par value of $0.001 each. The Board of Directors shall have the authority, by resolution or resolutions, to divide the stock *into more than one class of stock or more than one series of any class, to establish and fix the distinguishing designation of each such series and the number of shares thereof (which number, by like action of the Board of Directors from time to time thereafter may be increased, except when otherwise provided by the Board of Directors in creating such series, or may be decreased. but not below the number of shares thereof then outstanding) and, within the limitations of applicable law of the State of Nevada or as otherwise set forth in this article, to fix and determine the relative voting powers, designations, preferences, limitations, restrictions and relative rights of the various classes or stock or series thereof and the qualifications, limitations or restrictions of such rights of each series so established prior to the issuance thereof There shall be no cumulative voting by shareholders.

           FIFTH. The Company, by action of its directors, and without action by its shareholders, may purchase its own shares in accordance with the provisions of Nevada Revised Statutes. Such purchases may be made either in the open market or at public or private sale, in such manner and amounts, from such holder or holders of outstanding, shares of the Company, and at such prices as the directors shall from time to time determine.

          SIXTH. No holder of shares of the Company of any class, as such, shall have any preemptive right to purchase or subscribe for shares of the Company, of any class, whether now or hereafter authorized.

          SEVENTH. The Board of Directors shall consist of
          no fewer that one member and no more than seven members. The initial Board of Directors will consist of Steven A. Christensen who is also the Incorporator, and his address as both a Director and as Incorporator is :

         Steven A. Christensen
         268 West 400 South, Suite 313
         Salt Lake City UT 84101

               EIGHTH. No officer or director shall be personally liable to the corporation or its shareholders for money damages except as provided in Section 78.07, Nevada Revised Statutes.
               NINTH. The Corporation shall not issue any non-voting equity securities.

               IN WITNESS WHEREOF, these Articles of Incorporation are hereby executed this 8th day of January, 1996.
GELT ENTERPRISES, INC.


-----------------------------
Steven Christensen
Incorporator





NOTARIZATION OF SIGNATURE OF STEVEN A. CHRISTENSEN:


State of Utah

County of Salt Lake

On this 8 day of January, 1996, before me Matthew G. Colvin a notary public, personally appeared Steven A. Christensen personally known to me to be the person whose name is subscribed to this instrument, and acknowledged that he executed the same as Incorporator of GELT Enterprises, Inc. and was fully authorized by said company to so act.




                             ----------------------------
                                    Notary Publ i c



                                    ----------------------------
                                      My Commission Expires



















                              ARTICLES OF AMENDMENT

                                       OF


                             GELT Enterprises, Inc.




The undersigned incorporator of GELT Enterprises, Inc., a Nevada corporation does hereby submit two copies of the following amendment to the Articles of Incorporation of GELT Enterprises, Inc.

               1. This director constitutes at least two - thirds, as the sole original director of GELT Enterprises, Inc.

2. The original Articles were filed in the Office of The Secretary of State on January 9, 1996.

3. As of the date of this certificate, no stock of the corporation has been issued.

4. He hereby adopts the following amendment to the articles of incorporation of the corporation:

Article One is amended to read as follows:

The name of the corporation is changed from GELT Enterprises, Inc., to Homes for America Holdings, Inc



-----------------------------
Steven A. Christensen, sole Director



State of Utah
                  ss.

County of Salt Lake


On February 26,1996, personally appeared before me, a Notary Public, Steven A., Christensen acknowledge that he executed above instrument.